CMA
CAPITAL MARKET ACCESS

# Letter of Engagement

CMA IR's Initials ___
The Company's Initials ___

December 20, 2016

William R. Kerby
Chairman and Chief Executive Officer
Monaker Group, Inc.
2690 Weston Road, Suite 200
Weston, Florida 33331

RE: Engagement for investor relations and financial communications consulting services.

Dear Bill:

Thank you for selecting CMA as your public and investor relations representative. This letter of engagement sets forth and memorializes the understanding and agreement (hereafter collectively the "Agreement") between Monaker Group, Inc. ("Company") and Capital Market Access, LLC ("CMA") concerning investor relations and related advisory services (hereafter referred to as "Services") to be rendered to the Company.

When countersigned by the Company and CMA (hereafter collectively referred to as the "Parties" or "Party") in the space provided below, this letter shall serve as the Parties' agreement regarding the Services as follows:

**1. The Services**

The Company herby engages CMA and CMA herby agrees to provide investor relations and financial communication services and support to the Company, and serve when requested as the Company's liaison and spokesperson. Such services shall include but are not limited to the timely response by telephone, email or regular mail or by other such means to all inquiries related to the Company from the press, shareholders, investors, analysts or other interested parties. Such response may consist of written materials, such as copies of public announcements, press kits, corporate presentations or profiles, and teleconferencing as necessary.

Additionally, CMA agrees to make reasonable efforts to increase public awareness of the Company's capital market activities and story by organizing and supervising the production and dissemination of informational materials, updates to the investor relations section of the Company's website; the Company's quarterly and annual financial reports, conference calls, non-deal roadshows and investor conferences. CMA will also assist in managing third-party related services of the Company's behalf, such as news wire services, regulatory filing services, conference call vendors, and transfer agents, and serve when requested as the Company's investor relations liaison and spokesperson. Further, CMA will provide any additional Services referenced in the "Capital Markets & IR Campaign Proposal for Monaker Group," dated December 16, 2016, attached herein as Appendix "B."

CMA will advise the Company regarding best practices that are typical of investor relations professions; however, the Company acknowledges that CMA does not perform legal or investment advisory services and/or advise any person or entity to buy or sell the Company's stock or other securities, and that as a liaison between the Company and the public, CMA only disseminates information as an intermediary on behalf of the Company and it undertakes no responsibility to independently corroborate or verify any such information.

While from time to time CMA may introduce investors or broker-dealers interested in investing in or arranging for others to invest in Company's securities, the Company acknowledges that neither CMA nor any of its principals hold any broker-dealer registrations or salesperson licenses, and that CMA intends to restrict its activities hereunder so as to avoid the need or requirement to obtain any such registrations or licenses.

**2. Compensation for the Services**

In compensation for the Services, the Company agrees to pay CMA a Base Fee equal to Two-Thousand Five Hundred Dollars (US$2,500) per month for the first three months, then Five-Thousand Three Hundred Dollars (US$5,300) per month thereafter (the "Compensation").
The Compensation shall be due monthly in arrears, thirty (30) days following the Effective Date of this Agreement, and payable no later than fifteen (15) days following the close of each calendar month. Interest on any overdue balance owed to CMA by the Company shall accrue at 1.5% per month.

Additionally, the Company agrees to provide CMA 150,000 shares of its common stock ("Fee Shares"), which will vest to CMA as Compensation at a rate of 3,000 shares per month (adjusted for stock splits), as well as per the Performance-based Compensation Schedule, below. Once the Fee Shares become unrestricted and free-trading, such as through registration or an applicable Rule 144 holding period, the Base Fee may be paid from the proceeds of the sale of available Fee Shares. In the event the Company is acquired, all shares vest immediately.

Performance-based Compensation Schedule:

In consideration for CMA entering into this Agreement, the Company agrees to pay CMA shares of the Company's common stock, adjusted for stock splits, according to the following schedule:

Institutional Ownership: When an introduction by CMA results in the purchase of 2.5% or greater of the Company's total common shares outstanding, CMA vests Fifteen Thousand (15,000) shares of the Company's common stock. (Fee Shares)

Research Coverage: When an introduction by CMA results in the initiation of non-paid equity research coverage of the Company, CMA vests Fifteen Thousand (15,000) shares of the Company's common stock. (Fee Shares)

Trading Volume: When a Fifty Thousand dollars (US$50,000) and One Hundred Thousand dollars (US$100,000) three-month average daily trading volume of the Company's common stock occurs, CMA vests Fifteen Thousand (15,000) shares of the Company's common stock (one time each target). (Fee Shares)

In the event the Company is acquired, all warrants vest immediately.

**3. Warrants**

In consideration for CMA entering into this Agreement, the Company agrees to issue CMA Warrants to purchase One Hundred Fifty Thousand (150,000) shares of the Company's common stock that vests according to the following schedule:

Fifty Thousand (50,000) Warrants with US$3.00 strike price vesting in first 90 days from the Effective Date of this Agreement, then Fifty Thousand (50,000) Warrants with US$4.00 strike price vesting in the next 90 days, then Fifty Thousand (50,000) warrants with US$5.00 strike price vesting in the following 90 days.

The Warrants will have three-year term and cashless exercise option, and will be adjusted for stock splits.

**4. Expenses**

The Company shall reimburse CMA for reasonable out-of-pocket expenses incurred in connection with Services provided to the Company, including but not limited to expenses related to telecommunications; press release wire services; webcasts; travel (including hotel, airline tickets, cab fare, and out of pocket expenses); third-party advertising, consulting, professional fees, printing, mail processing; postage and express mail; and production of related materials within thirty (30) days upon CMA submitting to the Company an invoice itemizing such expenses. Interest on any overdue balance owed to CMA by the Company shall accrue at 1.5% per month.

Unless otherwise agreed and approved in writing between CMA and the Company, all such third party and out-of-pocket expenses exceeding One Thousand dollars (US$1,000) per instance incurred by CMA in performing the Services under this Agreement and not covered by the Compensation shall be subject to approval by the Company in advance (see expense request form as "Addendum A," attached). The Company has Forty-five (45) days from

the date of invoice to contest any singular charges over One Thousand dollars (US$1,000) that it believes were not approved as such, after which time such charges shall be deemed approved by the Company.

**5. Method of Compensation**

At the Company's election, the Compensation may be paid in cash or in shares of the Company's common stock (the "Fee Shares"). In the event the Compensation contains Fee Shares, the Company shall provide in the name of CMA a sufficient amount of shares of the Company's free-trading common stock to cover the projected annual fees and costs.

CMA will periodically send the Company a statement for fees and expense reimbursements due. Unless objection is made to such statement within a reasonable time, sufficient common stock of the Company, net of commission, shall then be sold forthwith at the prevailing market price to satisfy the statement. CMA may from time to time sell a reasonable amount of fee shares ahead of amounts due to CMA or may delay the sale of such shares in order to accommodate the selling broker.

If in the course of CMA's representation of the Company, all of the Fee Shares are sold or vested, additional shares sufficient to cover projected annual fees and costs shall be remitted in an amount contemporaneously agreed to by the parties and under the same terms and conditions as enumerated above. Upon the conclusion of CMA's representation of the Company and payment in full of any and all related fees and costs outstanding, any unused Fee Shares or sale proceeds shall forthwith be returned to the Company.

In the event the compensation hereunder contains common shares of the Company, the Company shall provide free-trading shares or, as soon as practicable, register the shares via an appropriate registration statement. The company shall also register the Warrants as soon as practicable following the execution of this agreement via an appropriate registration statement. CMA, at its sole discretion, may request that such shares be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act"), Regulation D of the Act, and applicable state securities laws.

**6. Term of Agreement and Termination**

The initial term of this Agreement shall commence as of the Effective Date (as indicated below) and shall continue for ninety (90) days, and shall automatically renew for an additional ninety (90) days thereafter.

Both the Company and the CMA look forward to a long and mutually beneficial relationship, and the Company offers the opportunity to discuss longer commitment terms as the engagement proceeds. However, either party at their own discretion may terminate this Agreement upon thirty (30) days prior written notice to the other (see below for notification contact information).

In the event of termination, all fees and charges owed by the Company to CMA up until the effective date of termination (including any unreimbursed expenses) will be paid to CMA within ten (10) days of the later of the effective termination date or the notice date. Interest on any overdue balance owed to CMA by the Company shall accrue at 1.5% per month.

Upon request, the CMA shall transfer, assign and make available to the Company or its representative all property and materials in CMA's possession or control that belongs to the Company, excluding proprietary information and materials belonging to CMA such as CMA contact lists, proprietary software and database and related information existing prior to or generated by the CMA during the term of this Agreement.

**7. Reports**

At the Company's request, CMA will supply a report at least once per calendar or fiscal quarter, verbally or in writing, regarding the general activities and actions it has taken on behalf of the Company.

**8. Materials**

For the purpose of delivering the Service, the Company agrees to furnish any supplies and materials that CMA may need regarding the Company, its management, products, financial and business status and plans. The Company represents that to the best of its knowledge any materials or intellectual property provide to the CMA are original or the rights to their use are adequately secured and therefore do not infringe upon the intellectual property rights of others.

**9. Independent Contractor Status**

CMA is acting as an independent contractor, and not as an employee or partner of the Company. As such, neither party has the authority to bind the other, nor make any unauthorized representations on the behalf of the other. Company shall carry no workmen's compensation insurance or any health or accident insurance to cover CMA. Company shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

**10. Indemnification**

Company shall indemnify CMA, its officers and employees, and hold them harmless for any acts, statements or decisions made by CMA in reliance upon information supplied to CMA by the Company, or in accordance with instructions from or acts, statements or decisions approved by the Company. This indemnity and hold harmless obligation shall include damages, expenses and fees, including attorneys' fees, incurred by CMA in connection with the defense of any act, suit or proceeding arising out of the foregoing.

**11. Confidential Information**

CMA will use its best efforts to maintain the confidential nature of the proprietary or confidential information the Company entrusts to it through strict control of its distribution and use. Further, CMA will use its best efforts to guard against any loss to the Company through the failure of CMA or their agents to maintain the confidential nature of such information. "Proprietary" and "confidential information," for the purpose of this Agreement shall mean any and all information supplied to CMA which is not otherwise available to the public, including information which may be considered "inside information" within the meaning of the U.S. securities laws, rules and regulations.

**12. General Provisions**

*12.1. Governing Law and Jurisdiction*

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada. Company and CMA consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated herein.

12.2. *Attorney Fees*

In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorney's fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

12.3. *Unenforceable Terms*

Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall adhere to such jurisdiction only be ineffective without affecting any other provision if this Agreement. To the full extent, however, that such applicable law may by waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

12.4. *Execution in Counterparts*

This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

12.5 *Survival*

Any accrued rights to payment, any remedies, and all sections of this Agreement that by their nature would survive including, without limitation, indemnification and payment amounts due, shall survive any expiration or termination of this Agreement.

12.6 *Waiver*

Failure by either party to insist upon strict and complete performance of any or all terms or conditions contained in the Agreement shall not constitute nor be construed as a waiver of that party's right to enforce such provision or any other provision.

**13. Schedule of Standard Expenses**

The following sets forth the standard expenses for Services provided to the Company. Standard expenses include but are not limited to:

| Description | Cost |
|---|---|
| Printing of PowerPoint Presentations, Corporate Profiles and other color materials: | $0.95 per page |
| First Class Mail, standard letter, including postage and materials: | $0.95 ea. |
| Mailing of Investor Package, U.S. Postal Service Priority Mail: | $5.00 ea. |
| Express Courier Service (i.e., USPS, Federal Express, UPS, etc.): | Standard Carrier Rates |
| Telephone and Teleconferencing Charges: | Standard Carrier Rates |
| Travel Expenses: | Standard Carrier Rates |

These rates are subject to change due to a reasonable increase or decrease in third party vendor rates upon 30 days' notice to the Company.

**14. Notices**

Any notice or other communication regarding this agreement shall be made in writing and be delivered personally or by a major delivery service (i.e., Fedex, UPS, etc.), or sent by facsimile transmission (provided acknowledgement of its receipt thereof is delivered to the sender), or sent by certified, registered or express U.S. mail, postage prepaid, with receipt confirmation.

If to the CMA, to:

**Capital Market Access, LLC**
**848 N. Rainbow Blvd. #1896**
**Las Vegas, NV 89107**

If to Company, to:

**William R. Kerby**
**Chairman and Chief Executive Officer**
**Monaker Group, Inc.**
**2690 Weston Road, Suite 200**
**Weston, Florida 33331**

Or any such address as specified by notice hereunder.

If the foregoing is agreeable, please indicate your understanding and approval by dating and signing below and returning an original copy to me.

Very truly yours,

Signed: ___________________ APPROVAL AND ACCEPTACE DEC 26, 2016

Geoffrey C. Plank
Managing Partner and Member

Capital Market Access, LLC

**APPROVAL AND ACCEPTANCE**

READ AND ACCEPTED this 22 day of Dec, 2016, with an Effective Date of Dec 31, 20 16.

MONAKER GROUP, INC.

Signed:_______________________________

Name: William R. Kerby

Title: Chairman and Chief Executive Officer

Authorized Officer of
Monaker Group, Inc.
2690 Weston Road, Suite 200
Weston, Florida 33331

CMA COMMUNICATIONS FINANCIAL PUBLIC RELATIONS & COMMUNICATIONS AGREEMENT

ADDENDUM "A"

Additional activities for financial communications and financial public relations services between CMA and the Company:

| Description | Fee/Expense Amount | One time or Monthly? |
|---|---|---|
| N/A | | |

**APPROVAL AND ACCEPTANCE**

READ AND ACCEPTED this ____ day of _______,20_____.

Signed:______________________________________
Geoffrey C. Plank
Managing Partner and Member
Capital Market Access, LLC

**APPROVAL AND ACCEPTANCE**

READ AND ACCEPTED this ____ day of _______, 20_____..

[COMPANY NAME]

Signed:______________________________________

Name:______________________________________

Title:______________________________________

Authorized Officer of
[Company contact and address]

Appendix B

CMA

CAPITAL MARKET ACCESS LLC

# Capital Markets & IR Campaign Proposal for Monaker Group

December 16, 2016 - Revised

## OVERVIEW

CMA will work closely with the senior management of **Monaker Group** to develop and execute a comprehensive capital market strategy. The plan will have clearly defined near- and long-term objectives, processes, and deliverables as summarized below.

CMA will work to achieve these objectives in a manner that preserves the company's cash and equity, while attracting capital investment that supports the company's long-term growth.

## GENERAL CMA OBJECTIVES & PROCESSES

- Generate and maintain a detailed, six-month calendar of proactive IR activities, including financial reporting, collateral production, investor conferences, analyst days, and non-deal road shows.
- **Attract additional capital through regular introductions to high-net worth investors and key members of the investment banking community.**
- Position the company for increased institutional ownership, including review and regular updates to the company's investor presentation, corporate profile and website investor relations section.
- Provide messaging analysis and recommendations for communications to the investment community.
- Identify key metrics or alternative metrics investors should focus on as they track the company's progress.
- Lead quarterly earnings production process through collaboration with management on the release and call script.
- Procure invitations to sell-side research conferences and drive productive meetings with qualified institutions.
- Arrange non-deal road shows in major N. America financial markets.
- **Increase stock trading volume, liquidity and valuation, and thereby preserve equity upon future financing or acquisitions.**
- Increase Monaker's institutional ownership and retail broker activity.
- Procure non-paid, sell-side research coverage and ongoing analyst relationship management.
- Elevate the company's brand and management as thought-leaders in the space via effectively messaged corporate communications.
- Regularly evaluate results and the company's position in the investment community, and fine-tune and adjust the capital market campaign accordingly.

**CMA DELIVERABLES**

- Rolling six-month calendar with targeted and proactive IR activities.
- IR communications review, including improvements to the investor presentation and one-page corporate profile.
- Evaluate IR section of website, and provide recommendations for optimal layout and investor information.
- Quarterly earnings preparation, including pre-call survey, earnings press release, script, and post-call feedback.
- Manage daily inbound investor calls and requests.
- Schedule weekly calls with new investors and analysts.
- Schedule non-deal road shows and provide logistics, fund intelligence and feedback.
- Provide fund intelligence and itinerary for meetings at sell-side research conferences and non-deal road shows.
- Quarterly institutional holder analysis.
- Initial 'snapshot' report, followed by quarterly progress reports.
- Third-party IR vendor management (wire services, IR website, etc.), contract negotiation, etc.
- General press release preparation and dissemination of operational and financial events.

**BASE COMPENSATION & TERM**

- $2,500 monthly cash retainer for first three months, then $5,300 per month thereafter.
- 150,000 shares of 144 common stock ("Fee Shares") vesting 3,000/month, as well as per performance-based schedule (below).
- 150,000 warrants three-year term and cashless exercise option, vesting according to this schedule:
    - 50,000 warrants with $3.00 strike price vesting in first 90 days.
    - 50,000 warrants with $4.00 strike price vesting in next 90 days.
    - 50,000 warrants with $5.00 strike price vesting in following 90 days.
- Once the Fee Shares become free trading, either through registration or six-month holding period, the base fee may be paid from the proceeds of the monthly sale of available Fee Shares (thereby preserving the company's cash position).
- Upon request, unvested or unused Fee Shares may be returned to the company upon completion of the engagement, or the Fee Shares are replenished as needed as the engagement proceeds.
- Term:
    - Initial 3-month term, renewing every 90 days thereafter, with 30-days cancelation notice.
    - Opportunity to discuss longer commitment terms as the engagement proceeds.
    - If the company is acquired, shares and warrants vest immediately.

**PERFORMANCE-BASED COMP SCHEDULE**

- **Institutional Ownership:** for each introduction that results in the purchase of 2.5% or greater of the total shares outstanding, CMA vests 15,000 shares.
- **Research Coverage:** for each introduction that results in non-paid research coverage, CMA vests 15,000 shares.
- **Trading Volume:** $50,000 and $100,000 three-month average daily trading volume reached, CMA vests 15,000 shares (one time each target).